Exhibit 99.1

                 SUPPLEMENTAL INFORMATION

First Quarter 2008 Effect of New Accounting Pronouncement

As previously disclosed, we have a 25.6% interest in the common stock of AmeriCredit Corp. (“ACF”) that we account for using the fair value option described in Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (“SFAS 159”).  As of March 31, 2008, the closing price for ACF common stock was $10.07 per share, as compared to our weighted average acquisition cost of $12.75 per share.  As a result, an unrealized non-cash loss of $78,500,000 will be included in our first quarter 2008 results of operations for this investment.

We did not elect the fair value option for any other eligible item identified in SFAS 159.